                                                                    Exhibit 99.1


                  SOVEREIGN SPECIALTY CHEMICALS NAMES NEW CEO

CHICAGO, IL, July 25, 2002 -- Sovereign Specialty Chemicals, Inc. announced today that Norman E. Wells, Jr. has been appointed president and chief executive officer of the company. Robert B. Covalt will continue in his position as chairman of the board of Sovereign. Both Mr. Wells and Mr. Covalt will continue as directors of the company.

Mr. Wells has served on Sovereign's board of directors since 1999. His background includes the following: managing director at AEA Investors from July 2000 until the present; president, CEO and COO of Rand McNally from June 2000 to June 2001; president and CEO of Easco Aluminum from November 1996 to December 1999; and president and CEO of CasTech Aluminum Group from February 1992 to November 1996.

Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving three markets: Packaging and Converting, Industrial and Construction. Since 1996, Sovereign has grown rapidly -- through the strategic acquisition of established niche leaders -- to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises over 1,000 employees working in 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2001, Sovereign's revenues were $357 million.

Sovereign's controlling investor is AEA Investors Inc., one of the most experienced private equity investment firms in the world. AEA's group of investors includes a global network of important business leaders, family groups, endowment funds, and select institutions.